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Investor Relations
(713) 634-7775
Email: investor@furmanite.com

FURMANITE CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2013 RESULTS
Fourth quarter revenues increased $37.2 million, or 39.9%, to $130.4 million;
Operating income of $4.7 million;
Net income of $2.6 million, $0.07 diluted earnings per share

HOUSTON, TEXAS (March 7, 2014) – Furmanite Corporation (NYSE: FRM) today reported results for the three and twelve months ended December 31, 2013.

Fourth Quarter 2013 Results

Revenues for the three months ended December 31, 2013 were $130.4 million, an increase of $37.2 million, or 39.9%, over the $93.2 million reported for the three months ended December 31, 2012. Operating income for the three months ended December 31, 2013 was $4.7 million compared to $4.2 million for the three months ended December 31, 2012, an increase of $0.5 million. Net income for the 2013 fourth quarter was $2.6 million, or $0.07 per diluted share.

Year Ended December 31, 2013 Results

Revenues for the twelve months ended December 31, 2013 were $427.3 million compared with $326.5 million for the twelve months ended December 31, 2012, an increase of $100.8 million, or 30.9%. Operating income for the twelve months ended December 31, 2013 was $24.8 million, an increase of $17.3 million over the corresponding prior year period of $7.5 million. Net income for the twelve months ended December 31, 2013 was $14.0 million, or $0.37 per diluted share.

Foreign currency effects had an unfavorable impact on revenues for both the three and twelve months ended December 31, 2013 of approximately $0.7 million and $2.5 million, respectively, as well as an unfavorable impact on operating income for the three and twelve months ended December 31, 2013 of approximately $0.2 million and $0.6 million, respectively.

Charles R. Cox, Chairman and CEO of Furmanite Corporation said, “We are very pleased with our revenue and earnings growth for this year, as well as our continued progress in the transformation of Furmanite! We have also now initiated our efforts to realize the substantial synergy available through the 900 engineering and project execution professionals who joined Furmanite as part of the ENGlobal asset acquisition completed last September!”

Joseph Milliron, Furmanite President and COO, added, “It is exciting to see the results of our 3,000 global employees working together as one single team, ‘The Orange Way’, being reflected through our financial results!” Mr. Milliron continued, “It was also great to see our Orange Way efforts now also taking root in EMEA, with a 23% increase in operating income, excluding restructuring costs, in the fourth quarter 2013 over the same period in 2012, these are the results of Global Teamwork!”

Mr. Cox concluded, “We still have significant improvement and growth potential open to us in all service lines and regions, and we continue to see positive customer response to the “New” Furmanite! While the weather and a few other matters tempered our bottom line results for the quarter, we remain solidly on track to achieve our aggressive change and financial growth objectives.”

Financial Position

As of December 31, 2013, the Company’s cash balance was $33.2 million. The Company’s cash balance, along with the $38.7 million of availability under its credit facility, provides the Company liquidity of $71.9 million.

Earnings Guidance

The Company’s annual revenues for 2014 are expected to be in the range of $540 million to $560 million. For the same period, net income available to common shareholders is expected to be in the range of $0.52 to $0.57 per diluted share. The Company does not intend to provide specific guidance for individual quarters, but will confirm or update annual guidance at least quarterly.

Conference Call Details

In conjunction with the earnings release, Furmanite Corporation will host a conference call with Charles R. Cox (Chairman and CEO), Joseph E. Milliron (President and COO) and Robert S. Muff (Chief Financial Officer). The call will begin at 10:00 a.m. (Eastern) / 9:00 a.m. (Central) on Friday, March 7, 2014.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM), founded in 1920, is one of the world’s largest specialty industrial services and specialty engineering project solutions companies, providing world class solutions to customer needs through more than 80 offices on six continents. The Company delivers a wide portfolio of inspection, mechanical and engineering services which help monitor, maintain, renew and construct the global energy, industrial and municipal infrastructures. Furmanite serves a broad range of industry sectors, including refining, offshore, sub-sea, pipeline, power generation, chemical, petrochemical, pulp and paper, water utilities, automotive, mining, marine and steel manufacturing. World Headquarters and Global Support Operations are located in Houston, Texas; Rotterdam, Netherlands; Kendal, United Kingdom and Melbourne, Australia. For more information, visit www.furmanite.com

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed most recently in this earnings release and the Company's Form 10-K as of December 31, 2013 filed with the Securities and Exchange Commission. One or more of these factors could affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.

FURMANITE CORPORATION
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	(Unaudited)
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012

Revenues	$130,357	$93,203	$427,294	$326,492

Costs and expenses:
Operating costs	99,763	66,406	306,042	233,337
Depreciation and amortization expense	3,186	2,571	11,418	8,889
Selling, general and administrative expense	22,757	20,038	85,034	76,754
Total costs and expenses	125,706	89,015	402,494	318,980

Operating income	4,651	4,188	24,800	7,512

Interest income and other income (expense), net	(344)	42	(616)	(237)

Interest expense	(408)	(277)	(1,341)	(1,105)
Income before income taxes	3,899	3,953	22,843	6,170

Income tax expense	(1,317)	(2,882)	(8,816)	(5,365)

Net income	$2,582	$1,071	$14,027	$805

Earnings per common share - Basic	$0.07	$0.03	$0.37	$0.02
Earnings per common share - Diluted	$0.07	$0.03	$0.37	$0.02

Weighted average number of common and common equivalent shares used in computing earnings per common share:
Basic	37,511	37,304	37,422	37,266
Diluted	37,762	37,508	37,630	37,494

FURMANITE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2013	2012

Cash	$33,240	$33,185
Trade receivables, net	106,853	77,042
Inventories	35,443	31,711
Other current assets	21,159	15,355
Total current assets	196,695	157,293

Property and equipment, net	55,347	42,243
Other assets	33,125	32,092
Total assets	$285,167	$231,628

Total current liabilities	$62,523	$50,439
Total long-term debt	63,196	39,609
Other liabilities	25,952	22,501
Total stockholders' equity	133,496	119,079
Total liabilities and stockholders' equity	$285,167	$231,628

FURMANITE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Twelve Months Ended December 31,
	2013	2012

Net income	$14,027	$805

Depreciation, amortization and other non-cash items	17,364	14,741
Working capital changes	(13,716)	(669)
Net cash provided by operating activities	17,675	14,877

Capital expenditures	(18,392)	(9,286)
Acquisition of businesses	(16,695)	(12,540)
Proceeds from sale of assets	30	140
Payments on debt	(2,274)	(34,191)
Proceeds from issuance of debt	20,000	39,300
Debt issuance costs	(50)	(595)
Issuance of common stock	323	584
Effect of exchange rate changes on cash	(562)	372
Increase (decrease) in cash and cash equivalents	55	(1,339)
Cash and cash equivalents at beginning of year	33,185	34,524
Cash and cash equivalents at end of year	$33,240	$33,185

FURMANITE CORPORATION
BUSINESS SEGMENT DATA
(in thousands)

	Technical Services	Engineering & Project Solutions	Corporate[1]	Total
Three months ended December 31, 2013
Revenues from external customers	$95,965	$34,392	$—	$130,357
Operating income (loss)	$9,034	$(1,688)	$(2,695)	$4,651

Three months ended December 31, 2012
Revenues from external customers	$93,203	$—	$—	$93,203
Operating income (loss)	$7,516	$—	$(3,328)	$4,188

Twelve months ended December 31, 2013
Revenues from external customers	$368,587	$58,707	$—	$427,294
Operating income (loss)	$43,822	$(2,003)	$(17,019)	$24,800

Twelve months ended December 31, 2012
Revenues from external customers	$326,492	$—	$—	$326,492
Operating income (loss)	$25,185	$—	$(17,673)	$7,512

_______________________________

1 Corporate represents certain corporate overhead costs, including executive management, strategic planning, treasury, legal, human resources, information technology, accounting and risk management, which are not allocated to reportable segments.